As filed with the Securities and Exchange Commission on January 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VANDA PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0491827 (IRS Employer Identification No.)
9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)

VANDA PHARMACEUTICALS INC. 2006 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Mihael H. Polymeropoulos, M.D.
Chief Executive Officer
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Name and address of agent for service)
(240) 599-4500
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
	Amount to be	Maximum Offering	Aggregate Offering	Amount of Registration
Title of Securities to be Registered	Registered(1)	Price per Share(2)	Price(2)	Fee
Stock Options and Common Stock, $0.001 par value	1,066,109 shares	$4.62	$4,925,423.58	$193.57

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Vanda Pharmaceuticals Inc.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share and aggregate offering price for the unissued stock options and shares of common stock are based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on January 28, 2008.

PART II Information Required in the Registration Statement
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5.1 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
EX-23.2 Consent of PricewaterhouseCoopers LLP

PART II
Information Required in the Registration Statement

Item 3	Incorporation of Documents by Reference
     Vanda Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed on March 16, 2007 in accordance with the Securities Exchange Act of 1934 (the “1934 Act”);

(b)	(1) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed on May 8, 2007, August 8, 2007 and November 8, 2007, respectively, in accordance with the 1934 Act;

(2) The Registrant’s Current Reports on Form 8-K filed with the SEC on April 25. 2007, May 1, 2007, June 5. 2007, July 27, 2007, August 2. 2007, September 27, 2007, October 29, 2007, October 31, 2007, November 2, 2007, November 8, 2007 and December 13, 2007.

(c)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-51863 on Form 8-A filed with the SEC on March 28, 2006, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant’s Bylaws provide for mandatory indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the

Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors and officers. The Indemnification Agreements provide the Registrant’s directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1	Reference is made to Vanda Pharmaceuticals Inc.’s Registration Statement No. 000-51863 on Form 8-A, together with all amendments and exhibits thereto, which is incorporated herein by reference under Item 3(c) of this Registration Statement

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney: Reference is made to page II-4 of this Registration Statement

Item 9.	Undertakings
     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Equity Incentive Plan.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on this 29th day of January, 2008.

VANDA PHARMACEUTICALS INC.
By:	/s/ Mihael H. Polymeropoulos
Mihael H. Polymeropoulos, M.D.
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
     The undersigned officers and directors of Vanda Pharmaceuticals Inc. hereby constitute Mihael H. Polymeropoulos, M.D., and Steven A. Shallcross, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable Vanda Pharmaceuticals Inc. to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act and the power to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mihael H. Polymeropoulos Mihael H. Polymeropoulos, M.D.	President and Chief Executive Officer and Director (principal executive officer)	January 29, 2008
/s/ Steven A. Shallcross Steven A. Shallcross	Senior Vice President, and Chief Financial Officer and Treasurer (principal financial and accounting officer)	January 29, 2008
/s/ Argeris N. Karabelas Argeris N. Karabelas, Ph.D.	Director and Chairman of the Board	January 29, 2008
/s/ Brian K. Halak Brian K. Halak, Ph.D.	Director	January 29, 2008

Name	Title	Date
/s/ H. Thomas Watkins H. Thomas Watkins	Director	January 29, 2008
/s/ David Ramsay David Ramsay	Director	January 29, 2008
/s/ Howard H. Pien Howard H. Pien	Director	January 29, 2008
/s/ Richard W. Dugan Richard W. Dugan	Director	January 29, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Reference is made to Vanda Pharmaceuticals Inc.’s Registration Statement No. 000-51863 on Form 8-A, together with all amendments and exhibits thereto, which is incorporated herein by reference under Item 3(c) of this Registration Statement

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney: Reference is made to page II-4 of this Registration Statement